Exhibit 99.1

BioLife Solutions Completes First $1 Million Revenue Quarter

Sales of Proprietary Products and Contract Manufacturing Revenue Drive 31% Sequential, 76% Year-Over-Year Growth

BOTHELL, WA—July 9, 2012—BioLife Solutions, Inc. (OTCBB: BLFS), a leading developer, manufacturer and marketer of proprietary clinical grade hypothermic storage and cryopreservation freeze media for cells and tissues, and contract media manufacturer, today announced that it expects to report record revenue of $1,092,450 for its second quarter ended June 30, 2012, up approximately 76 percent from last year’s second quarter, and up 31 percent from the first quarter of this year. This was the eighth consecutive quarter of sequential revenue growth reported by the Company.

Chief Executive Officer Mike Rice said, “We’re very pleased to have reached this milestone and to have taken another significant growth step as we scale our business and approach positive cash flow from operations.  Our platform HypoThermosol® and CryoStor® biopreservation media products continue to be recognized and adopted as the preferred, best-in-class storage/shipping and cryopreservation freeze media for clinical applications of cells and tissues.”

As previously forecasted by management, initial shipments to BioLife’s recently acquired contract-manufacturing customer commenced in the second quarter of 2012 and also contributed to the record revenue performance.

Rice continued, “We demonstrated our expertise and manufacturing capacity to our new partner by successfully delivering numerous batches and by offering several quality and process optimization improvements.  The build-out of our second cGMP clean room suite and the hiring of several new team members to support this contract manufacturing agreement are ahead of schedule. We look forward to completing validation and commencing increased production in the fourth quarter of 2012.”

BioLife expects to report its full financial results for the second quarter of 2012 before August 15, 2012.

About BioLife Solutions
BioLife Solutions develops, manufactures and markets patented hypothermic storage and cryopreservation freeze media products for cells and tissues.  The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are marketed to academic and commercial organizations involved in cell therapy, tissue engineering, cord blood banking, drug discovery, and toxicology testing. BioLife’s products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced, delayed-onset cell damage and death.  BioLife’s enabling technology provides academic and clinical researchers significant improvements in post-thaw cell, tissue, and organ viability and function.  For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include any statements that relate to the intent, belief, plans or expectations of the Company or its management, or that are not a statement of historical fact.  Any forward-looking statements in this news release are based on current expectations and beliefs and are subject to numerous risks and uncertainties that could cause actual results to differ materially. Some of the specific factors that could cause BioLife Solutions’ actual results to differ materially are discussed in the Company’s recent filings with the Securities and Exchange Commission.  BioLife Solutions disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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Media Relations:	Investor Relations:
Len Hall	Matt Clawson
Allen & Caron Inc	Allen & Caron Inc
(949) 474-4300	(949) 474-4300
len@allencaron.com	matt@allencaron.com